Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686, No. 33-54690, No. 33-56021, No. 333-12337, No. 333-36265, No. 333-68285, No. 333-72921, No. 333-76523, No. 333-47508, No. 333-59292, No. 333-88470, No. 333-90414, No. 333-103128, No. 333- 105934, No. 333-129986, No. 333-136295, No. 333-147986, No. 333-151560, No. 333- 189232, No. 333-192723, No. 333-200806 and No. 333-218500, each on Form S-8, of our report dated March 19, 2019, relating to the consolidated financial statements of The Gap, Inc. and its subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended February 2, 2019.

/s/Deloitte & Touche LLP

San Francisco, California
March 19, 2019